Exhibit 15

July 25, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated July 25, 2011 and April 25, 2011 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three-month and six-month periods ended June 30, 2011 and 2010 and the three-month periods ended March 31, 2011 and 2010, respectively, and included in the Corporation’s quarterly report on Form 10-Q for the quarters ended June 30, 2011 and March 31, 2011 are incorporated by reference in its Registration Statement on Form S-8 dated July 25, 2011.

Very truly yours,

/s/ PricewaterhouseCoopers LLP